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                                                                  Exhibit 10.17

February 25, 1997

Merle McIntosh

Dear Merle:

This is to confirm ONSALE's offer of employment to you as SVP, Merchandise Acquisition at a salary of $14,583.33 per month starting March 12, 1997.

You will participate in ONSALE's standard benefits package as amended from time to time. This includes a 401K plan and health insurance for yourself. You may, at your expense, purchase coverage for additional family members under this plan. In addition, you will be eligible to participate in any company executive bonus program as it may be established in the future.

You will also receive stock options for 150,000 shares of ONSALE common stock (post-November 1st, 1996 stock split), subject to board approval, which will vest monthly over a four-year period after a six-month "cliff". Enclosed is a copy of the agreement for your review. Please review it carefully as it describes a number of standard restrictions on your rights.

In the event that you are terminated without formal 'cause' following a 'change of control' transaction after your first six months of employment, 25% of the unvested portion of this 150,000 share grant as of your termination will immediately vest, and you will receive three months severance pay.

ONSALE will reimburse you for up to $25,000 in relocation expenses, including travel expenses for you and your family prior to your final relocation to the San Francisco area.

ONSALE will provide to you upon request a loan of $25,000 on the following terms:

Loan must commence within 1 year of your employment start date
Loan period is for 2 calendar years from commencement
Loan is at a simple interest rate of 7%
Simple interest (accrued) and principal is payable in full 2 years from inception, or within 3 months of termination of employment, whichever is earlier
Loan is secured by ONSALE stock options (whether issued now or in the future)

You will also be required to sign a standard Employee Inventions and Assignment Agreement. Your employment is 'at will', which means that you or ONSALE can terminate your employment at any time with or without formal 'cause'.

Please sign and return a copy of this letter to indicate your acceptance of these terms. I look forward to working with you to make ONSALE a success.
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This offer expires February 26, 1997.

Sincerely,

/s/ Jerry Kaplan
                                      /s/ Merle McIntosh 2/25/97
Jerry Kaplan                          -------------------------
CEO                                   Merle McIntosh       Date